EXHIBIT 99.1

Press Release
FOR RELEASE: September 25, 2024

Apogee Enterprises to Acquire UW Solutions

•Acquires a leading provider of high-performance coated substrates for diverse applications
•Aligns with growth strategy by adding a differentiated business with leading positions in attractive end-markets
•Creates a scalable growth platform in specialty coatings and materials
•Operational and cost synergy opportunities of $5 million expected by the end of fiscal 2027
•Expected to contribute over $100 million of revenue at accretive adjusted EBITDA margins

MINNEAPOLIS, MN, September 25, 2024 – Apogee Enterprises, Inc. (Nasdaq: APOG) announced today that it has entered into a definitive agreement to acquire UW Interco, LLC (“UW Solutions”) from Heartwood Partners for $240 million in cash, subject to customary closing conditions. The transaction is expected to close during the Company’s fiscal 2025 third quarter.
UW Solutions is a U.S. based, vertically integrated manufacturer of high-performance coated substrates, differentiated by its proprietary formulations and coating application processes. The Company serves a broad range of customers in attractive end markets, including building products for distribution centers and manufacturing facilities, as well as premium products for the graphic arts market. The business has a history of innovation with a portfolio of well-known brands, including ResinDEK®, ChromaLuxe®, RDC Coatings™, and Unisub®, each known as a leader in its specified applications.
Given similar core process technologies and coating expertise, Apogee plans to integrate UW Solutions into its Large-Scale Optical segment to create a scalable growth platform in the specialty coatings and materials market. The integration plan is expected to provide $5 million of operational cost synergies by the end of fiscal 2027.
Ty R. Silberhorn, Apogee’s Chief Executive Officer, said, “UW Solutions is a highly strategic acquisition, aligned with our strategy of adding differentiated businesses with a track record of
Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

operating excellence to our portfolio. This acquisition will strengthen LSO, our most profitable business segment, and expands our offering of high-performance coated substrate solutions.”
“We are excited to welcome UW Solutions’ employees to Apogee and look forward to working with them to build a powerful new growth engine for our Company,” continued Silberhorn. “We are expanding our product offerings for non-residential construction by providing an entry into manufacturing, warehousing, and distribution center projects, while accelerating our efforts to diversify the LSO segment. We expect meaningful opportunities to utilize the performance coatings capabilities of the combined business to drive long-term growth.”
The purchase price represents a multiple of approximately 8.5x UW Solutions’ estimated adjusted EBITDA for fiscal 2026, inclusive of run-rate cost synergies of $5 million and net of an approximately $27 million tax step up benefit provided by the transaction. The transaction is expected to be accretive to Apogee’s long-term financial profile, including revenue growth rate and adjusted EBITDA margin and will be accretive to adjusted diluted EPS beginning in fiscal 2026. The acquisition is expected to contribute approximately $100 million of revenue with an adjusted EBITDA margin of approximately 20% in fiscal 2026.
Apogee plans to finance the transaction using cash on hand and its existing credit facility. The Company expects a post-close Consolidated Leverage Ratio (as defined in its credit facility) of approximately 1.5x.
Cleary Gottlieb Steen & Hamilton LLP served as legal counsel to Apogee and Centerview Partners LLC served as financial advisor.
The Company will provide further details on the strategic and financial aspects of the transaction during its second quarter, fiscal 2025 earnings conference call, which is scheduled for October 4, 2024, at 8:00 am Central Time.

About Apogee Enterprises, Inc.
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.
Use of Non-GAAP Financial Measures
This release contains the following non-GAAP measures: adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. These measures are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period.
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, as a factor in determining executive compensation, and to provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should,” “will” and similar expressions are intended to identify “forward-looking statements.” These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to significant risks that could cause actual results to differ materially from the expectations reflected in the forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact:

Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com